Exhibit 99.3

Electronic Servitor Publication Network Finalizes Merger with Pointward Inc., an IP Holding

MINNEAPOLIS, Dec. 28, 2023 (GLOBE NEWSWIRE) -- via IBN -- Electronic Servitor Publication Network, Inc. (OTCQB: XESP), a digital engagement company, has finalized its merger with Pointward Inc., a Delaware intellectual property holding company, for its channel activation and customer engagement assets.

Pointward’s intellectual property includes proven models, methods, protocols, tools and technologies designed to identify audience segments and engage each segment with customized content to create relevant, one-to-one digital relationship pathways.

Thomas Spruce, XESP COO and sole director, said: “We are pleased that we are now able to utilize Pointward’s impressive portfolio of intellectual property to enhance our managed service product and to gain the capability and expertise to serve both highly regulated and unregulated markets.”

Along with the previously announced purchase of PhiTech Management LLC, XESP has assembled a formidable portfolio of technology, capability, and expertise that positions the Company as a market leader in the digital engagement space.

XESP CEO Peter Hager said: “As part of our continued evolution and vision of digital transformation leadership, the deep IP from Pointward will be a major enhancement to our workflows and create immediate value for our channel partners and customers alike.”

XESP had already finalized operational integration plans and will fully integrate the technologies and tools into its technology stack, the Digital Engagement Engine ™.

About Electronic Servitor Publication Network

Electronic Servitor Publication Network, Inc. (OTCQB: XESP) is a digital engagement company providing growth for B2B companies through its digital activation and engagement solutions for multiple verticals. XESP’s managed service product is powered by a sophisticated tech stack – the Digital Engagement Engine™. XESP’s technology provides intelligent interaction management, dynamic content provisioning, and a logic-driven workflow that creates relevant digital experiences that accelerate an audience from awareness to action – driving growth for client companies.

Company Contact:

Denny Spruce, COO

833.991.0800

info@xespn.com

Corporate Communications:

InvestorBrandNetwork (IBN)

Los Angeles, California

www.InvestorBrandNetwork.com

310.299.1717 Office

Editor@InvestorBrandNetwork.com